Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated July 7, 2005 between ZHONE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), and Patrick M. Murphy (the “Consultant”).

WHEREAS, Consultant and Paradyne Networks, Inc., a Delaware corporation (“Paradyne”), are parties to an employment agreement dated December 8, 2000 (the “Employment Agreement”) pursuant to which Consultant is employed by Paradyne;

WHEREAS, pursuant to an Agreement and Plan of Merger by and among the Company, Parrot Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Paradyne dated as of the date hereof, Merger Sub will merge with and into Paradyne, and Paradyne will become a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, effective as of the effective time of the Merger (the “Effective Date”) Consultant’s employment with Paradyne will terminate without “Cause” as defined in the Employment Agreement; and

WHEREAS, due to Consultant’s valuable customer relationships and knowledge of the Paradyne business, the Company desires to retain the Consultant as a consultant to the Company to perform such duties as the Company may direct for the purpose of retaining Paradyne’s customers following the Merger and to assist with the transition of the manufacturing operations of Paradyne to the Company’s in-house or contract manufacturing model and the Consultant desires to accept such retention upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment. Effective as of the Effective Date, Consultant’s employment with Paradyne will be terminated without “Cause” (as defined in the Employment Agreement). The Company acknowledges and agrees that as a result of such termination Consultant shall be entitled to all amounts and benefits due under the terms of the Employment Agreement subject to the conditions set forth therein.

2. Consulting Relationship. Effective as of the Effective Date, the Company hereby engages the Consultant to perform such duties as the Company may direct in order to assist the Company in the retention of Paradyne customers following the Merger and to assist with the transition of the manufacturing operations of Paradyne to the Company’s in-house or contract manufacturing model, and the Consultant agrees to accept such engagement, upon the terms and conditions set forth herein. The Company and Consultant do hereby acknowledge that after the Effective Date the relationship between Company and Consultant shall be solely that of an independent contractor and that Consultant shall not be treated as an employee for any purpose.

3. Consulting Period. The term of this Agreement hereunder shall commence on the Effective Date and continue for a period of two years thereafter, unless earlier terminated as provided herein (the “Consulting Period”).

4. Other Activities. During the Consulting Period, the Consultant may engage in any other business or professional activities, either on a full-time or part-time basis, so long as such activities, either singly or in the aggregate, (i) do not interfere with the proper performance of his duties and responsibilities to the Company, (ii) violate Section 13 of the Employment Agreement, or (iii) violate the terms of the Restrictive Covenant Agreement of even date herewith by and between the Company and Consultant (the “Restrictive Covenant Agreement”).

5. Compensation and Other Terms of Engagement.

(a) Compensation. In consideration of the performance of his services for the Company as required hereunder, during the Consulting Period, Consultant shall be entitled to the following as compensation:

(i) Two Hundred Ninety Five Thousand and Eighteen Dollars ($295,018) (the “Consulting Fee”) for each year of the Consulting Period in which Consultant performs services on behalf of the Company, which amount represents the amount Consultant would have earned as base salary and bonus under the terms of the Employment Agreement if Consultant had remained as an employee of Paradyne. The Consulting Fee shall be payable in substantially equal monthly installments in arrears.

(ii) Options to purchase Three Hundred Nineteen Thousand Four Hundred and Fifty Eight (314,458) shares of the Company’s common stock, representing an amount equal to two times the annual grants on a converted basis that Consultant would have received under the terms of the Employment Agreement if Consultant had remained as an employee of Paradyne. The options shall be granted at an exercise price equal to the fair market value per share on the date of grant, with terms and conditions applicable to options typically granted by the Company, including that such options will vest and become exercisable ratably over a period of four years provided Consultant continues to perform services for the full two-year term of the Consulting Period, and thereafter Consultant does not violate the terms of the Restrictive Covenant Agreement.

(iii) Consultant shall receive no other compensation for his services hereunder.

(b) Taxes. Consultant shall be responsible for all taxes, including self-employment taxes due on payments made under this Agreement.

(c) Business Expenses. The Company shall reimburse the Consultant for expenses (including, without limitation, travel and accommodations at the level, class and manner provided to senior executives of the Company), which the Consultant may from time to time reasonably incur on behalf of, and at the request of the Company in the performance of services under this Agreement; provided, however, that the Consultant shall be required to account to the Company for such expenses in the manner prescribed by the Company. In determining expenses reasonably incurred in the performance of his duties, the Consultant shall be reimbursed consistent with the Company’s policy on reimbursement as applied to its senior executives.

6. Termination of Agreement. Either party may terminate Consultant’s engagement hereunder at any time and for any reason by providing the other party written notice of such termination. If Consultant terminates his services under this Agreement for any reason other than breach of this Agreement by the Company, or the Company terminates his services for “cause” (as defined below), then Consultant shall not be entitled to any further payments under this Agreement. If the Company terminates Consultant’s engagement hereunder without cause, then as damages for breach of this Agreement, Consultant shall be entitled to receive in a lump sum an amount equal to any unpaid Consulting Fee for the remainder of the Consulting Period and all options shall fully vest and become exercisable. For this purpose, “cause” shall mean: (i) Consultant’s willful and continued failure to perform services reasonably requested by the Company under this Agreement, but only after the Company has provided written notice to Consultant reasonably describing such alleged failure and Consultant fails to cure such failure after a period of ten (10) days, (ii) Consultant’s engaging in misconduct which is materially injurious to the Company, monetarily or otherwise, (iii) conviction of any felony, or (iv) breach of Section 13 of the Employment Agreement or the Restrictive Covenant Agreement.

7. Cooperation. Company agrees to devote such personnel and other resources as Consultant may reasonably request in order for Consultant to adequately perform his services under this Agreement.

8. Restrictive Covenant Agreement. As a condition to this Agreement, Consultant agrees to execute and abide by the terms of the Restrictive Covenant Agreement.

9. Excise Tax Agreement.

(a) Gross-Up. In the event that it shall be determined (as hereafter provided) that any payment by the Company or Paradyne to or for the benefit of Consultant, whether paid or payable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of Paradyne, within the meaning of Section 280G of the Internal

Revenue Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Consultant shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by Consultant of all taxes, including any Excise Tax (and including any interest or penalties imposed with respect to such taxes), imposed upon the Gross-Up Payment, Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. All determinations required to be made under this Section, including whether an Excise Tax is payable by Consultant and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Consultant and the amount of such Gross-Up Payment, if any, shall be made in good faith by a nationally recognized accounting or law firm (the “Accounting or Law Firm”) selected by the Company. For purposes of the computations required by this Section (i) to the extent not otherwise specified here, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable good faith interpretations of the Code may be relied upon, and (ii) Consultant shall be deemed to pay federal, state and local income and, if applicable, payroll taxes at the highest marginal rate of taxation. If the Accounting Firm determines that any Excise Tax is payable by Consultant, the Company shall pay the required Gross-Up Payment to Consultant within five (5) business days after receipt of such determination. If the Accounting or Law Firm determines that no Excise Tax is payable by Consultant, it shall at the same time as it makes such determination, furnish the Company and Consultant an opinion that Consultant has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. The Company and Consultant shall each provide the Accounting or Law Firm access to and copies of any books, records and documents in the possession of the Company or Consultant, as the case may be, reasonably requested by the Accounting or Law Firm, and otherwise cooperate with the Accounting or Law Firm in connection with the preparation and issuance of the determination and calculations contemplated by this Section 9.

(b) As a result of the uncertainty of the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”). In that regard, if a claim by the Internal Revenue Service is made that would require the payment by the Company of an amount in addition to the Gross-Up Payment, then the Company may either increase the Gross-Up Payment by the Underpayment, or may contest such claim. If the Company decides to contest the claim, the Company shall bear and pay directly the costs and expenses (including additional interest and penalties) incurred in connection with such contest, shall indemnify and hold Consultant harmless on an after-tax basis for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such claim, and payment of costs and expenses, including advancing any funds necessary to pay the claim while it is being contested up to an amount of five hundred thousand dollars ($500,000). In such case, Consultant agrees to cooperate with and assist the Company in contesting such claim. In the event that the Company exhausts its remedies and Consultant is required to make a payment of any Excise Tax, the Company in good faith shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Consultant’s benefit, if not already paid during the process of contesting the claim.

10. Miscellaneous Provisions.

(a) Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally, or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by facsimile or other electronic transmission (with written or electronic confirmation of receipt), or (iv) after the expiration of the second business day following deposit with documented overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:

If to the Consultant:

Patrick M. Murphy

1106 Culbreath Isles Dr.

Tampa, FL 33629

If to the Company:

Zhone Technologies, Inc.

7001 Oakport Street

Oakland, California 94621

Attn: Chief Executive Officer

With Copy to:

Latham & Watkins, LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Attn: Craig Garner, Esq.

The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

(b) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

(c) Governing Law. The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without giving effect to conflict of law principles. Venue for any actions shall be in Hillsborough County, Florida.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

(e) Entire Understanding. This Agreement, including all Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Consultant, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within.

(f) Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

(g) Amendments. This Agreement shall not be changed or amended unless in writing and signed by both the Consultant and an authorized officer of the Company.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

ZHONE TECHNOLOGIES, INC.

By:	/s/ KIRK MISAKA

Name:	Kirk Misaka

Title:	Chief Financial Officer

CONSULTANT:

/s/ PATRICK M. MURPHY
Patrick M. Murphy